UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 22, 2007

Hines Real Estate Investment Trust, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	000-50805	20-0138854
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2800 Post Oak Blvd, Suite 5000, Houston, Texas		77056-6118
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(888) 220-6121

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.01 Completion of Acquisition or Disposition of Assets.

On June 22, 2007, Hines REIT Properties, L.P. (the "Operating Partnership"), a subsidiary of Hines Real Estate Investment Trust, Inc. ("Hines REIT" or the "Company"), acquired Seattle Design center, a mixed-use office and retail complex located five miles south of the central business district of Seattle, Washington. The seller, Bay West Seattle LLC, is not affiliated with Hines REIT or its affiliates. Seattle Design Center is comprised of a two-story mixed-use office and retail building constructed in 1973 and a five-story mixed-use office and retail building constructed in 1983. The buildings consist of 390,684 square feet of rentable area and are 87% leased to 77 tenants, none of which leases more than 10% of the buildings' rentable area.

The contract purchase price for Seattle Design Center was approximately $57.0 million, exclusive of transaction costs, financing fees and working capital reserves. The acquisition was funded using proceeds from Hines REIT's current public offering.

In connection with the acquisition of this property, Hines REIT expects to pay its advisor, Hines Advisors Limited Partnership, an affiliate of Hines REIT's sponsor, Hines Interests Limited Partnership ("Hines"), approximately $285,000 in cash acquisition fees. Likewise, the profits interest in the Operating Partnership owned by an affiliate of Hines will increase as a result of the acquisition.

Item 7.01 Regulation FD Disclosure.

On June 25, 2007, Hines issued a press release relating to the acquisition of Seattle Design Center on June 22, 2007 by Hines REIT Properties L.P. A copy of such press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K. Pursuant to the rules and regulations of the Securities and Exchange Commission, such exhibit and the information set forth therein are deemed to have been furnished and shall not be deemed to be "filed" under the Securities Exchange Act of 1934.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hines Real Estate Investment Trust, Inc.

June 25, 2007	By:	/s/ Frank R. Apollo

Name: Frank R. Apollo
Title: Chief Accounting Officer, Treasurer and Secretary

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Exhibit Index

Exhibit No.	Description

99.1	Press Release of Hines dated June 25, 2007